Exhibit 99.1

MRC Global Reports Full Year and Fourth Quarter 2022 Results and 2023 Outlook

Houston, TX – February 13, 2023 – MRC Global Inc. (NYSE: MRC), the leading global distributor of pipe, valves and fittings (PVF) and other infrastructure products and services to diversified gas utility, energy and industrial end-markets, today reported full year and fourth quarter 2022 results.

Net income attributable to common stockholders for the fourth quarter of 2022 was $15 million, or $0.18 per diluted share, as compared to a net loss of ($10) million, or ($0.12) per diluted share in the fourth quarter of 2021. Net income attributable to common stockholders for 2022 was $51 million, or $0.60 per diluted share as compared to a net loss attributable to common stockholders of ($38) million, or ($0.46) per diluted share in 2021. Adjusted net income attributable to common stockholders for the fourth quarter of 2022 was $27 million, or $0.32 per diluted share, as compared to an adjusted net income of $14 million, or $0.18 per diluted share in the fourth quarter of 2021. Adjusted net income attributable to common stockholders for 2022 was $101 million, or $1.19 per diluted share as compared to $22 million, or $0.27 per diluted share in 2021.

MRC Global’s fourth quarter 2022 gross profit was $158 million, or 18.2% of sales, as compared to gross profit of $107 million, or 15.6% of sales, in the fourth quarter of 2021. Gross profit for the fourth quarter of 2022 and 2021 each reflect expense of $16 million and $30 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting. Adjusted Gross Profit, which excludes these items, as well as others, was 21.2% in the fourth quarter of 2022 and 21.6% in the fourth quarter of 2021.

Results for the full year and fourth quarter 2022 demonstrate strong growth over the prior year:

Full Year 2022 Financial Highlights:

 ● Sales of $3,363 million, an increase of 26% compared to 2021

 ● Revenue for each end-market sector increased by double-digits over 2021

 ● Adjusted EBITDA of $261 million, 7.8% of sales, a 230-basis point improvement over the prior year

 ● Adjusted Gross Profit, as a percentage of sales, of 21.3%, an MRC Global record for the full year

 ● Leverage ratio of 1.2x, the lowest leverage in MRC Global history

Fourth Quarter 2022 Financial Highlights:

 ● Sales of $869 million, an increase of 27% compared to the same quarter of 2021

 ● Adjusted EBITDA of $66 million, 7.6% of sales, a 70-basis point improvement over the prior year

 ● Adjusted Gross Profit, as a percentage of sales, of 21.2%, the third consecutive quarter exceeding 21%

 ● Cash flow provided by operations of $10 million during the fourth quarter, for a total of $43 million in the second half of 2022

Rob Saltiel, MRC Global’s President and Chief Executive Officer, commented, “We had a strong finish to 2022, with fourth quarter revenue consistent with our previous guidance and ahead of the normal seasonal decline. Our full year 2022 performance was exceptional and benefitted greatly from our growth and diversification strategy that emphasized our upstream, chemicals and energy transition end-markets, all of which outperformed our expectations. Two of our business sectors, Gas Utilities and DIET, exceeded $1 billion in sales, and we increased our company adjusted EBITDA margins to multi-year highs through improved commercial focus and cost discipline. I am proud of the entire MRC Global team for achieving these outstanding results.

"We maintain our positive outlook for 2023 with solid fundamentals anticipated for each of our business sectors and geographic segments. We reaffirm our previous 2023 guidance targeting double-digit revenue growth and adjusted EBITDA margins to exceed 8%. We are increasing our guidance for expected cash flow from operations in 2023 to now exceed $120 million, up from $100 million previously. We are excited about the bright future of MRC Global and the continued growth of our business,” Mr. Saltiel added.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Gross Profit, Adjusted Net Income, Net Debt and Leverage Ratio are all non-GAAP measures. Please refer to the reconciliation of each of these measures to the nearest GAAP measure in this release.

Selling, general and administrative (SG&A) expenses were $123 million, or 14.2% of sales, for the fourth quarter of 2022 compared to $106 million, or 15.5% of sales, for the same period of 2021. Adjusted SG&A expense for the fourth quarter of 2022 and 2021 was $122 million, or 14.0% of sales and $105 million, or 15.3% of sales, respectively. Both periods exclude $1 million of pre-tax severance and restructuring costs.

For the three months ended December 31, 2022, income tax expense was $12 million with an effective rate of 36%. Our rates generally differ from the U.S. federal statutory rate of 21% as a result of state income taxes, non-deductible expenses and differing foreign income tax rates. For the three months ended December 31, 2021, income tax expense was $1 million on a ($3) million pre-tax loss due primarily to tax expense in a foreign jurisdiction related to a provision for a valuation allowance on certain deferred tax assets.

Adjusted EBITDA was $66 million in the fourth quarter of 2022 compared to $47 million for the same period in 2021. Please refer to the reconciliation of non-GAAP measures (adjusted EBITDA) to GAAP measures (net income) in this release.

Sales

The company’s sales were $869 million for the fourth quarter of 2022, a 4% seasonal decline from the third quarter of 2022 and 27% higher than the fourth quarter of 2021. Sequential sales were in-line with expectations and improved over historical seasonal trends. This improvement was driven by strong activity levels in the Upstream Production and Midstream Pipeline sectors. As compared to the fourth quarter of 2021, double-digit sales increases across all sectors and all segments drove the growth.

Sales by Segment

U.S. sales in the fourth quarter of 2022 were $720 million, a $154 million, or 27%, increase from the same quarter in 2021. Gas Utilities sector sales were up $63 million, or 25%, as a result of safety related modernization and emission reduction programs in conjunction with continued infrastructure improvement projects. Downstream, Industrial and Energy Transition (DIET) sector sales improved by $39 million, or 27%, due to an increase in LNG and biofuels projects and turnaround and maintenance activity for mining and refining customers. Upstream Production sector sales increased $32 million, or 36%, due to increased well completion activity by our major customers and new customer market share gains. Midstream Pipeline sector sales increased $20 million, or 24%, due to an increased demand for line pipe and valves for projects.

Sequentially, as compared to the third quarter of 2022, U.S. sales decreased $48 million, or 6%. The Gas Utilities sector experienced a $42 million, or 12%, decline from a seasonal reduction in customer spending, and the DIET sector declined $27 million, or 13%, due to the conclusion of various Energy Transition projects and turnarounds. This was partially offset by a sales increase in our Midstream Pipeline sector of $17 million, or 20%, due to line pipe and valve sales for various customers. Sales to upstream customers also increased $4 million, or 3%, due primarily to increased activity levels in the Permian Basin.

Canada sales in the fourth quarter of 2022 were $46 million, up $6 million, or 15%, from the same quarter in 2021 driven by the Upstream Production sector from improved customer activity levels and line pipe sales.

Sequentially, as compared to the third quarter of 2022, Canada sales increased $9 million, or 24%, also due primarily to increased upstream customer activity levels and line pipe sales.

International sales in the fourth quarter of 2022 were $103 million, up $23 million, or 29%, from the same period in 2021 driven primarily by the Upstream Production sector for increased activity in the North Sea and the DIET sector for energy transition projects, partially offset by the unfavorable impact of weaker foreign currencies of $12 million.

Sequentially, as compared to the third quarter of 2022, International sales increased $4 million, or 4%, driven primarily by the Upstream Production sector. The impact of foreign currencies was immaterial.

Sales by Sector

Gas Utilities sales in the fourth quarter of 2022 were $319 million, or 37% of total sales, up $61 million, or 24%, from the fourth quarter of 2021 driven by the U.S. segment.

Sequentially, as compared to the third quarter of 2022, Gas Utilities sales declined $40 million, or 11%, driven by the U.S. segment.

DIET sales in the fourth quarter of 2022 were $248 million, or 29% of total sales, up $47 million, or 23%, from the fourth quarter of 2021 driven by the U.S. segment.

Sequentially, as compared to the third quarter of 2022, DIET sales decreased $28 million, or 10%, driven by the U.S. segment.

Upstream Production sales in the fourth quarter of 2022 were $195 million, or 22% of total sales, up $55 million, or 39%, from the fourth quarter of 2021. Upstream Production sales were higher as a result of double-digit growth in each segment driven by increased customer activity levels.

Sequentially, as compared to the third quarter of 2022, Upstream Production sales increased $19 million, or 11%, driven by the Canada, International and U.S. segments, respectively.

Midstream Pipeline sales in the fourth quarter of 2022 were $107 million, or 12% of total sales, up $20 million, or 23%, from the fourth quarter of 2021 driven by the U.S. segment.

Sequentially, as compared to the third quarter of 2022, Midstream Pipeline sales increased $14 million, or 15%, driven by the U.S. segment.

Balance Sheet and Cash Flow

As of December 31, 2022, the cash balance was $32 million, long-term debt (including current portion) was $340 million and net debt was $308 million. Cash provided by operations was $10 million in the fourth quarter of 2022 resulting in ($20) million of cash used by operations for the full year 2022. Availability under the company’s asset-based lending facility was $606 million and liquidity was $638 million as of December 31, 2022. Please refer to the reconciliation of non-GAAP (net debt) to GAAP measures (long-term debt, net) in this release.

Conference Call

The company will hold a conference call to discuss its fourth quarter and full year 2022 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 14, 2023. To participate in the call, please dial 201-689-8261 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investors” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through February 28, 2023, and can be accessed by dialing 201-612-7415 and using passcode 13734820#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified energy and industrial end-markets including the gas utilities, downstream, industrial and energy transition, upstream production, and midstream pipeline sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 212 locations including valve and engineering centers. The company’s unmatched quality assurance program offers over 250,000 SKUs from over 9,000 suppliers, simplifying the supply chain for approximately 10,000 customers. Find out more at www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “intend,” “believes,” "on-track," “well positioned,” “look forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in capital and other expenditure levels in the industries that the company serves; U.S. and international general economic conditions; geopolitical events; decreases in oil and natural gas prices; unexpected supply shortages; loss of third-party transportation providers; cost increases by the company’s suppliers and transportation providers; increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower the company’s profit; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; a decline in demand for certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; holding more inventory than can be sold in a commercial time frame;   significant substitution of renewables and low-carbon fuels for oil and gas, impacting demand for the company’s products;  risks related to adverse weather events or natural disasters; environmental, health and safety laws and regulations and the interpretation or implementation thereof; changes in the company’s customer and product mix; the risk that manufacturers of the products that the company distributes will sell a substantial amount of goods directly to end users in the industry sectors that the company serves; failure to operate the company’s business in an efficient or optimized manner; the company’s ability to compete successfully with other companies;  the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes; inability to attract and retain employees or the potential loss of key personnel; adverse health events, such as a pandemic; interruption in the proper functioning of the company’s information systems; the occurrence of cybersecurity incidents; risks related to the company’s customers’ creditworthiness; the success of acquisition strategies; the potential adverse effects associated with integrating acquisitions and whether these acquisitions will yield their intended benefits; impairment of the company’s goodwill or other intangible assets; adverse changes in political or economic conditions in the countries in which the company operates; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet parent company obligations; changes in the company’s credit profile; potential inability to obtain necessary capital; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; exposure to U.S. and international laws and regulations, regulating corruption, limiting imports or exports or imposing economic sanctions; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; and risks related to changing laws and regulations including trade policies and tariffs.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the "Investors" page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton
Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

	December 31,	December 31,
	2022	2021

Assets
Current assets:
Cash	$32	$48
Accounts receivable, net	501	379
Inventories, net	578	453
Other current assets	31	19
Total current assets	1,142	899

Long-term assets:
Operating lease assets	202	191
Property, plant and equipment, net	82	91
Other assets	22	22

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	183	204
	$1,895	$1,671

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$410	$321
Accrued expenses and other current liabilities	115	80
Operating lease liabilities	36	33
Current portion of long-term debt	3	2
Total current liabilities	564	436

Long-term liabilities:
Long-term debt, net	337	295
Operating lease liabilities	182	177
Deferred income taxes	49	53
Other liabilities	22	32

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 107,864,421 and 107,284,171 issued, respectively	1	1
Additional paid-in capital	1,758	1,747
Retained deficit	(768)	(819)
Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(230)	(231)
	386	323
	$1,895	$1,671

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021

Sales	$869	$686	$3,363	$2,666
Cost of sales	711	579	2,753	2,249
Gross profit	158	107	610	417

Selling, general and administrative expenses	123	106	470	410
Operating income	35	1	140	7

Other (expense) income:
Interest expense	(7)	(5)	(24)	(23)
Other, net	5	1	(6)	2

Income (loss) before income taxes	33	(3)	110	(14)
Income tax expense	12	1	35	-
Net income (loss)	21	(4)	75	(14)
Series A preferred stock dividends	6	6	24	24
Net income (loss) attributable to common stockholders	$15	$(10)	$51	$(38)

Basic earnings (loss) per common share	$0.18	$(0.12)	$0.61	$(0.46)
Diluted earnings (loss) per common share	$0.18	$(0.12)	$0.60	$(0.46)
Weighted-average common shares, basic	83.6	82.5	83.5	82.5
Weighted-average common shares, diluted	85.3	82.5	84.9	82.5

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Year Ended
	December 31,	December 31,
	2022	2021

Operating activities
Net income (loss)	$75	$(14)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operations:
Depreciation and amortization	18	19
Amortization of intangibles	21	24
Equity-based compensation expense	13	12
Deferred income tax benefit	(7)	(15)
Amortization of debt issuance costs	1	2
Increase in LIFO reserve	66	77
Provision for credit losses	-	(1)
Other non-cash items	3	-
Changes in operating assets and liabilities:
Accounts receivable	(128)	(61)
Inventories	(196)	(27)
Other current assets	(9)	(2)
Accounts payable	90	60
Accrued expenses and other current liabilities	33	(18)
Net cash (used in) provided by operations	(20)	56

Investing activities
Purchases of property, plant and equipment	(11)	(10)
Proceeds from the disposition of property, plant and equipment	-	3
Net cash (used in) investing activities	(11)	(7)

Financing activities
Payments on revolving credit facilities	(779)	(389)
Proceeds from revolving credit facilities	824	389
Payments on long-term obligations	(2)	(87)
Debt issuance costs paid	-	(3)
Dividends paid on preferred stock	(24)	(24)
Repurchases of shares to satisfy tax withholdings	(2)	(4)
Net cash provided by (used in) financing activities	17	(118)

Decrease in cash	(14)	(69)
Effect of foreign exchange rate on cash	(2)	(2)
Cash beginning of year	48	119
Cash end of year	$32	$48

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
December 31,

	U.S.	Canada	International	Total
2022
Gas Utilities	$313	$6	$-	$319
Downstream, Industrial & Energy Transition	182	5	61	248
Upstream Production	122	34	39	195
Midstream Pipeline	103	1	3	107
	$720	$46	$103	$869
2021
Gas Utilities	$250	$8	$-	$258
Downstream, Industrial & Energy Transition	143	5	53	201
Upstream Production	90	26	24	140
Midstream Pipeline	83	1	3	87
	$566	$40	$80	$686

Year Ended
December 31,

	U.S.	Canada	International	Total
2022
Gas Utilities	$1,247	$15	$1	$1,263
Downstream, Industrial & Energy Transition	758	25	226	1,009
Upstream Production	458	117	132	707
Midstream Pipeline	360	9	15	384
	$2,823	$166	$374	$3,363
2021
Gas Utilities	$995	$13	$-	$1,008
Downstream, Industrial & Energy Transition	560	20	203	783
Upstream Production	321	88	133	542
Midstream Pipeline	302	11	20	333
	$2,178	$132	$356	$2,666

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
Type	2022	2021	2022	2021
Line pipe	$172	$113	$589	$381
Carbon fittings and flanges	106	89	441	358
Total carbon pipe, fittings and flanges	278	202	1,030	739
Valves, automation, measurement and instrumentation	290	233	1,111	947
Gas products	191	164	778	629
Stainless steel and alloy pipe and fittings	33	31	180	131
General products	77	56	264	220
	$869	$686	$3,363	$2,666

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	December 31,	Percentage	December 31,	Percentage
	2022	of Revenue	2021	of Revenue

Gross profit, as reported	$158	18.2%	$107	15.6%
Depreciation and amortization	4	0.5%	5	0.7%
Amortization of intangibles	6	0.7%	6	0.9%
Increase in LIFO reserve	16	1.8%	30	4.4%
Adjusted Gross Profit	$184	21.2%	$148	21.6%

	Year Ended
	December 31,	Percentage	December 31,	Percentage
	2022	of Revenue*	2021	of Revenue

Gross profit, as reported	$610	18.1%	$417	15.6%
Depreciation and amortization	18	0.5%	19	0.7%
Amortization of intangibles	21	0.6%	24	0.9%
Increase in LIFO reserve	66	2.0%	77	2.9%
Adjusted Gross Profit	$715	21.3%	$537	20.1%

Notes to above:

*	Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses to

Adjusted Selling, General and Administrative Expenses (a non-GAAP measure)

(in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021

Selling, general and administrative expenses	$123	$106	$470	$410
Severance and restructuring (1)	(1)	(1)	(1)	(1)
Facility closures (2)	-	-	-	(1)
Employee separation (3)	-	-	-	(2)
Adjusted Selling, general and administrative expenses	$122	$105	$469	$406

Notes to above:

(1)	Employee severance and restructuring charges (pre-tax), primarily in the U.S.
(2)	In 2021, charges (pre-tax) of $1 million associated with the exit of the Korea business were recorded in the International segment.
(3)	Charges (pre-tax) related to employee separation, of which $1 million is non-cash equity-based compensation.

The company defines adjusted selling, general and administrative (SG&A) expenses as SG&A, less severance and restructuring expenses, facility closures plus the recovery of supplier bad debt. The company presents adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance. Among other things, adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly comparable to adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income (Loss) to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021

Net income (loss)	$21	$(4)	$75	$(14)
Income tax expense	12	1	35	-
Interest expense	7	5	24	23
Depreciation and amortization	4	5	18	19
Amortization of intangibles	6	6	21	24
Facility closures (1)	-	1	-	1
Severance and restructuring (2)	1	1	1	1
Employee separation (3)	-	-	-	1
Increase in LIFO reserve	16	30	66	77
Equity-based compensation expense (4)	4	2	13	12
Foreign currency (gains) losses	(5)	-	8	2
Adjusted EBITDA	$66	$47	$261	$146

Notes to above:

(1)

In the fourth quarter of 2021, charges (pre-tax) of $1 million associated with the exit of the Kazakhstan business were recorded in the International segment. In 2021, charges (pre-tax) of $1 million associated with the exit of the Korea and Kazakhstan businesses partially offset by a gain on the sale of a facility all recorded in the International segment.

(2)	Employee severance and restructuring charges (pre-tax), primarily in the U.S.
(3)	Charges (pre-tax) recorded in SG&A. $2 million relates to employee separation, of which, $1 million is recorded in equity-based compensation expense.
(4)	Recorded in SG&A

The company defines adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology. The company presents adjusted EBITDA because the company believes adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance. See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of adjusted EBITDA. Reconciling the company's adjusted EBITDA 2023 target is not reasonably possible as the impact from inflation or deflation on indices used to calculate LIFO is not possible to reasonably predict.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income (Loss) Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	December 31, 2022
	Three Months Ended		Year Ended
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders	$15	$0.18	$51	$0.60
Increase in LIFO reserve, net of tax	12	0.14	50	0.59
Adjusted net income attributable to common stockholders	$27	$0.32	$101	$1.19

	December 31, 2021
	Three Months Ended		Year Ended
	Amount	Per Share*	Amount	Per Share

Net loss attributable to common stockholders	$(10)	$(0.12)	$(38)	$(0.46)
Facility closures, net of tax (1)	1	0.01	1	0.01
Severance and restructuring, net of tax (2)	1	0.01	1	0.01
Increase in LIFO reserve, net of tax	22	0.27	58	0.71
Adjusted net income attributable to common stockholders	$14	$0.18	$22	$0.27

Notes to above:

*Does not foot due to rounding

(1)

In the fourth quarter of 2021, charges (after-tax) of $1 million associated with the exit of the Kazakhstan business were recorded in the International segment. In 2021, charges (after-tax) of $1 million associated with the exit of the Korea and Kazakhstan businesses partially offset by a gain on the sale of a facility all recorded in the International segment.

(2)	Employee severance and restructuring charges (after-tax), primarily in the U.S.

The company defines adjusted net income attributable to common stockholders (a non-GAAP measure) as net income attributable to common stockholders less after-tax goodwill and intangible impairment, inventory-related charges, facility closures, severance and restructuring, plus or minus the after-tax impact of its LIFO inventory costing methodology. After-tax impacts were determined using the company's U.S. blended statutory rate. The company presents adjusted net income attributable to common stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company believes that net income attributable to common stockholders is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly compared to adjusted net income attributable to common stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Leverage Ratio Calculation

(in millions)

December 31,
2022

Long-term debt, net	$337
Plus: current portion of long-term debt	3
Long-term debt	340
Less: cash	32
Net Debt	$308

Net Debt	$308
Trailing twelve months adjusted EBITDA	261
Leverage ratio	1.2

Notes to above:

Net Debt and related leverage metrics may be considered non-GAAP measures. The company defines Net Debt as total long-term debt, including current portion, minus cash. The company defines leverage ratio as Net Debt divided by trailing twelve months adjusted EBITDA. The company believes Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. The company believes the leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. The company believes total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly comparable to Net Debt.

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